Exhibit 4.54

BUSINESS OPERATIONS AGREEMENT

This Business Operations Agreement (this “Agreement”) is entered in Shanghai, the People’s Republic of China (the “PRC”, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for the purposes of this Agreement) and dated December 22, 2014.

by and among the following parties:

(1)                                 PARTY A: CHUANXIAN TECHNOLOGY (SHANGHAI) CO., LTD.

Legal Address: Room 02, Floor 2, Building Wu, No.555 Dongchuan Road, Minhang District, Shanghai
Legal Representative: Yang Weidong

(2)                                 PARTY B: SHANGHAI QUAN TOODOU NETWORK SCIENCE AND TECHNOLOGY CO., LTD.

Legal Address: Room 635-14, Building 2, No.351 Guoshoujing Road, Zhangjiang Hi-Tech Park , Shanghai
Legal Representative: Qin Qiong

(3)                                 PARTY C:  Qin Qiong, a PRC citizen whose PRC identification number is , and whose residential address is .

(4)                                 PARTY D: Liu Dele, a PRC citizen whose PRC identification number is , and whose residential address is .

(Individually a “Party”, and collectively the “Parties”)

WHEREAS:

A                                       Party A is a wholly foreign-owned enterprise registered in the PRC;

B                                       Party B is a domestic company registered in the PRC and owns all equity interest in Shanghai Quan Toodou Cultural Communication Co., Ltd. (the “Subsidiary”). Party B and the Subsidiary are approved by relevant governmental authorities to engage in the business of providing Internet information services and value-added telecommunications services;

C                                       A business relationship has been established between Party A and Party B by entering into an Exclusive Technical and Consulting Services Agreement, pursuant to which Party B is required to make all the stipulated payments to Party A. Therefore, the daily operations of Party B will have a material impact on its ability to pay the payables to Party A;

D                                       Party C and Party D are the shareholders of Party B, who own 67.14% and 32.86% equity interest, respectively, in Party B.

THEREFORE, through friendly negotiation in the principle of equality and common interest, the Parties hereby jointly agree to abide by the following:

1.                                      Effective Date

This Agreement shall take effect from December 31, 2014 (“Effective Date”).

2.                                      Negative Undertakings

In order to ensure Party B’s performance of the agreements between Party A and Party B and all its obligations born to Party A, Party B together with its shareholders Party C, and Party D hereby jointly confirm and agree that unless Party B has obtained prior written consent from Party A or another party appointed by Party A, Party B shall not, nor shall Party C or Party D cause Party B to conduct any transaction which may materially affect its assets, obligations, rights or operations, including but not limited to the following contents:

2.1                               to conduct any business that is beyond the normal business scope;

2.2                               to borrow money or incur any debt from any third party;

2.3                               to change or dismiss the executive director or to dismiss and replace any senior management members;

2.4                               to sell to or acquire from any third party any assets or rights, including but not limited to any intellectual property rights;

2.5                               to provide guarantee for any third party with its assets or intellectual property rights or to provide any other guarantee or to place any other obligations over its assets;

2.6                               to amend the articles of association of Party B or change its business area;

2.7                               to change the normal business process or modify any material company policy;

2.8                               to assign any of the rights or obligations under this Agreement herein to any third party;

2.9                               to incur or assume any indebtedness;

2.10                        to liquidate Party B and allocate the remaining assets;

2.11                        to make significant adjustment to its business operation mode, marketing strategy, operation policy or client relationship; or

2.12                        to have any of its subsidiaries do any of the foregoing.

3.                                      Management of Operation and Arrangements of Human Resource

3.1                               Party B together with its shareholders Party C, and Party D hereby jointly agree to accept and strictly perform the proposals in respect of the employment and dismissal of its employees, the daily business management and financial management, etc., provided by Party A from time to time.

3.2                               Party B together with its shareholders Party C and Party D hereby jointly and severally agree that Party C and Party D shall only appoint the personnel designated by Party A as the Executive Director of Party B in accordance with the procedures required  by the applicable laws and regulations and the articles of association of Party B, and shall cause such Executive Director to appoint the personnel designated by Party A as Party B’s General Manager, Chief Financial Officer, and other senior officers.

3.3                               If any of the above officers resigns or is dismissed by Party A, he or she will lose the qualification to be appointed for any position in Party B and thereafter Party B, Party C, and Party D shall appoint or cause the appointment of another candidate designated by Party A to assume such position.

3.4                               For the purpose of the above-mentioned Section 3.3, Party B, Party C, and Party D shall take all the necessary internal or external procedures to accomplish the above dismissal and appointment in accordance with the relevant laws and regulations, the articles of association of Party B and this Agreement.

3.5                               Each of Party C, and Party D hereby agrees to, upon the execution of this Agreement, simultaneously sign a Power of Attorney, pursuant to which each of Party C, and Party D shall authorize any individual appointed by Party A in writing, to the extent permitted by the PRC law exercise his or her shareholders’ rights, including the full voting right of a shareholder at Party B’s shareholders’ meetings. Each of Party C, and Party D further agrees to replace the authorized person appointed according to the above mentioned Power of Attorneys at any time according to the requirement of Party A.

4.                                      Other Agreements

4.1                               Given (i) that the business relationship between Party A and Party B has been established through the Exclusive Technical and Consulting Services Agreement, and (ii) that the daily business activities of Party B will have a material impact on Party B’s ability to pay the payables to Party A, each of Party C, and Party D agrees that:

•                                          She/he shall not put forward, or vote in favor of, any shareholder resolution to, or otherwise request Party B to, distribute profits, funds, assets or property to the shareholders of Party B or any of its affiliates; and

•                                          She/he shall not put forward, or vote in favor of, any shareholder resolution to, or otherwise request Party B to, issue any dividends or other distributions with respect to the equity interest of Party B held by Party C or  Party D; provided, however, if such dividends or other distributions are distributed to Party C and/or Party D from Party B, she/he will immediately and unconditionally pay or transfer to Party A any dividends or other distributions in whatsoever form obtained from Party B as a shareholder of Party B at the time such payables arise, after having deducted and paid any and all relevant taxes and expenses applicable to such a shareholder as a result of its/his/her receipt of such dividends or other distributions.

4.2                               If any of Party C or Party D is held liable for any legal or any other responsibilities by reason of her/his performance of her/his obligations under this Agreement and as a shareholder of Party B, Party A shall keep each of Party C, and Party D fully indemnified from any such liabilities, costs or losses (including but not limited to any and all legal expenses) incurred by Party C and/or Party D, provided that the actions performed by Part C and/or Party D according to her/his obligations under this Agreement and as a shareholder of Party B are taken in good faith and are not contrary to the best interests of Party A.

4.3                               To ensure that the cash flow requirements of Party B’s ordinary operations are met and/or to set off any loss accrued during such operations, Party A is obligated, only to the extent permissible under PRC law, to provide financing support for Party B, whether or not Party B actually incurs any such operational loss. Party A’s financing support for Party B may take the form of bank entrusted loans or borrowings. Contracts for any such entrusted loans or borrowings shall be executed separately. Party A foregoes its right to seek repayment in the event that the Party B is unable to repay such findings.

5.                                      Entire Agreement and Modifications

5.1                               This Agreement together with the powers of attorney executed by each of Party C, and Party D in accordance with Section 3.5 shall replace and substitute all previous agreements, contracts, understandings and communications among all the Parties with respect to the subject matters of this Agreement.

5.2                               Any modification of this Agreement shall take effect only after it is executed by each and every Party. The amendment and supplement duly executed by each and every Party shall form part of this Agreement and shall have the same legal effect as this Agreement.

6.                                      Governing Law

The execution, validity, performance, interpretation and disputes of this      Agreement shall be governed by and construed in accordance with the PRC laws.

7.                                      Dispute Resolution

7.1                               The Parties shall strive to settle any dispute arising from the interpretation or performance of this Agreement through friendly consultation in good faith. In case no settlement can be reached through friendly consultation, each Party can submit such matter to the China International Economic and Trade Arbitration Commission (“CIETAC”), for arbitration in accordance with the then current rules of CIETAC. The arbitration proceedings shall take place in Shanghai and shall be conducted in Chinese. The arbitration award shall be final and binding upon all the Parties. This Section 7 shall not be affected by the termination or elimination of this Agreement.

7.2                               During the process of the dispute resolution, each Party shall continue to perform its obligations in good faith according to the provisions of this Agreement except for the subject matters in dispute.

8.                                      Notice

8.1                               Any notice that is given by the Parties hereto for the purpose of performing the rights and obligations hereunder shall be in written form. Where such notice is delivered personally, the actual delivery time is regarded as notice time; where such notice is transmitted by telex or facsimile, the notice time is the time when such notice is transmitted. If such notice (i) does not reach the addressee on a business day or (ii) reaches the addressee after the business hours, the next business day following such day is the date of notice. The written form includes facsimile and telex.

8.2                               Any notice or other correspondence hereunder provided shall be delivered to the following addresses in accordance with the above terms:

PARTY A	:	CHUANXIAN TECHNOLOGY (SHANGHAI) CO., LTD.
Address	:	Room 02, Floor 2, Building Wu, No.555 Dongchuan Road, Minhang District, Shanghai
Fax	:	020-3596-1001
Tele	:	020- 3596-1000
Addressee	:	Yang Weidong

PARTY B	:	SHANGHAI QUAN TOODOU NETWORK SCIENCE AND TECHNOLOGY CO., LTD.

Address	:	Room 635-14,No.2 Building,No.351 GuoShouJing Road,Zhangjiang high tech park, Shanghai

Fax	:	020-3596-1001
Tele	:	020- 3596-1000
Addressee	:	Qin Qiong

PARTY C	:	Qin Qiong
Address	:
Fax	:
Tele	:
Addressee	:	Qin Qiong

PARTY D	:	Liu Dele
Address	:
Fax	:
Tele	:
Addressee	:	Liu Dele

9.                                      Effectiveness, Term and Others

9.1                               This Agreement shall be executed by a duly authorized representative of each Party on the date first written above and become effective as of the Effective Date. The term of this agreement is ten years unless early termination occurs in accordance with the relevant provisions herein. (such term, and any extensions thereof, each a “Term”). This Agreement shall be automatically extended for successive ten (10) years upon the expiration of any Term unless Party A provides written notice to terminate this Agreement three (3) months prior to the expiration of such Term.

9.2                               Party B, Party C, and Party D shall not have the right to terminate this Agreement. Notwithstanding the above stipulation, Party A shall have the right to terminate this Agreement at any time by issuing a prior written notice to Party B, Party C, and Party D thirty (30) days before the termination.

9.3                               In case any terms and stipulations in this Agreement are regarded as illegal or can not be performed in accordance with the applicable laws, they shall be deemed to be deleted from this Agreement and lose their effect and this Agreement shall be treated as if they did not exist from the very beginning. However, the remaining stipulations will remain effective. Each Party shall replace the deleted stipulations with lawful and effective stipulations, which are acceptable to each Party, through mutual negotiation.

9.4                               Any failure or delay on the part of any Party to exercise any rights, powers or privileges hereunder shall not operate as a waiver thereof. Any single or partial exercise of such rights, powers or privileges shall not preclude any further exercise of such rights, powers or privileges.

[The space below is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

PARTY A: CHUANXIAN TECHNOLOGY (SHANGHAI) CO., LTD.
(Company Seal)

By:	/s/ Yang Weidong
Authorized Representative: Yang Weidong

PARTY B: SHANGHAI QUAN TOODOU NETWORK SCIENCE AND TECHNOLOGY CO., LTD.
(Company Seal)

By:	/s/ Qin Qiong
Authorized Representative: Qin Qiong

PARTY C: Qin Qiong

By:	/s/ Qin Qiong

PARTY D: Liu Dele

By:	/s/ Liu Dele